FOR IMMEDIATE RELEASE
ISC Provides Additional Detail On Favorable Impact of NASCAR Television
Agreements

DAYTONA BEACH, Fla.--(BUSINESS WIRE)--January 13, 2000-- International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA - news; OTC Bulletin
Board: ISCB - news) today provided additional detail on the favorable impact of NASCAR's announced agreements with the domestic television broadcasters of NASCAR Winston Cup Series and Busch Series, Grand National Division events. In a press release dated November 11, 1999, NASCAR stated that it had reached an agreement on a six-year television contract with NBC Sports and Turner Sports, with the two media companies combining to develop a joint venture. In addition, NASCAR reached an agreement on an eight-year television contract with FOX and its FX cable network. Both agreements are effective beginning with the 2001 racing season.

According to NASCAR Broadcasting, Ltd., the total current estimate for net television revenue in the year 2001 is approximately $244 million with increases, on average, of approximately 17% per year through the 2006 season. The annual increase is expected to vary between 15% and 21% per year. The 2001 estimate is based on the entire 2000 NASCAR Winston Cup and Busch Series schedules and anticipates that approximately 95% of the total television proceeds will be allocated to Winston Cup events and approximately 5% to Busch Series events in the 2001 season.

John Saunders, Senior Vice President - Operations for ISC, commented, "Based on NASCAR's guidance and on our expected allocation of the proceeds from these agreements with respect to our current portfolio of events, we expect to realize significant enhancements to our financial performance beginning in 2001. We also look forward to announcements in the coming year from NASCAR Broadcasting as it reaches agreements on ancillary broadcast, interactive and marketing rights including international broadcast and Internet opportunities. These agreements are also expected to contribute to our financial results beginning in 2001."

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan Speedway located outside Detroit, Michigan; California Speedway near Los Angeles, California; Homestead-Miami Speedway in Florida; Phoenix International Raceway in Arizona; Richmond International Raceway in Virginia; Darlington Raceway in South Carolina; North Carolina Speedway in Rockingham, North Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania. In addition, the Company is developing a superspeedway in Kansas City, Kansas. Other track interests include the operation of Tucson (Arizona) Raceway Park and an indirect 37.5% interest in Raceway Associates, LLC, which owns the Route 66 Raceway and is developing a superspeedway in the Chicago area. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the ``Ultimate Motorsports Attraction'' in Daytona Beach, Florida, the official attraction of NASCAR; Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales, and Motorsports International, a producer and marketer of motorsports-related merchandise. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent10-Q's. Copies of those filings are available from the Company and the SEC.

Contact:

     International Speedway Corporation, Daytona Beach
     Wes Harris
     Director of Investor Relations
     (904) 947-6465
               or
     Morgen-Walke Associates, Inc., New York
     Betsy Brod/Jonathan Schaffer
     Media: Jennifer Kirksey
     (212) 850-5600
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